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                                                              EXHIBIT 6.1


                             SERVICE AGREEMENT

     THIS AGREEMENT (the "Agreement") is entered into as of this 31st day of October, 1995, by and between Network Long Distance, Inc. ("Network"), a Delaware corporation with its headquarters located at 525 Florida Street, Baton Rouge, Louisiana 70801 and Value Tel, Inc. ("Value Tel"), a Delaware corporation with its offices located at 1841 Centre Point Drive, Suite 135, Naperville, Illinois, 60563.

     WHEREAS, Network is a switch-based reseller of long distance telecommunications services; and

     WHEREAS, Value Tel is a switchless reseller of long distance telecommunications services; and

     WHEREAS, Network has purchased, or will shortly be purchasing, among other things, selected accounts and receivables of Value Tel's end user customers (the "Customer Accounts") currently serviced out of Value Tel's Naperville, Illinois office (the "Acquisition"); and

     WHEREAS, Value Tel has the capability to provide Network with certain administrative services, including billing, collection and customer service, with respect to the Customer Accounts for an interim transition period following the Acquisition; and

     WHEREAS, Network desires to utilize said administrative services and pay Value Tel for same in accordance with the terms set forth herein;

     NOW, THEREFORE, in consideration of the mutual representations, covenants and warranties expressed herein and the payments described below, the parties hereby agree as follows:

                                ARTICLE I.
                                DEFINITIONS

     A. VENDOR(S): Value Tel's underlying carrier(s), local exchange carriers, interexchange carriers and other service providers, including but not limited to billing providers and enhanced services providers.

     B. VENDOR COSTS: the costs charged by Vendors and incurred by Value Tel in the fulfillment of its obligation to provide the Services (as such term is defined below), on Network's behalf, to the Customer Accounts pursuant to this Agreement.

     C. SERVICES: The administrative services provided by Value Tel and further enumerated in Article III below, including but not limited to billing, collection, customer


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service and use of Value Tel's various trade and marketing names, products and service offerings.

     D. All other terms and phrases unique to the telecommunications industry and used within this Agreement shall be defined in accordance with the everyday meaning assigned to the terms within the industry.

     E. All terms and phrases contained herein shall be construed in accordance with the meanings accorded to said terms and phrases in the Asset Purchase Agreement of even date.

                                ARTICLE II.
                           TERM AND TERMINATION

     A. This Agreement shall be for the term of six (6) months from and after the effective date of this Agreement (the "Initial Term").

     B. Network may, at its sole and exclusive option, renew this Agreement beyond the Initial Term for one (1) period of three (3) months. Any such renewal must be in writing and delivered to Value Tel at least thirty (30) days prior to the end of the term then in effect.

     C. If either party materially breaches its obligations under this Agreement, the other party may terminate this Agreement upon ten (10) days prior written notice. The breaching party shall have ten (10) days from receipt of said written notice within which to cure said material breach.

     D. Upon termination or expiration of this Agreement, each party shall immediately deliver to the other all Proprietary Information furnished to it, including all copies thereof as provided for in this Agreement.

     E. Network may, in its sole discretion, terminate this Agreement upon thirty (30) days prior written notice.

     F. Upon expiration or termination of this Agreement, Value Tel must immediately turn over and deliver to Network any and all information and documents related in any way to the servicing of the Customer Accounts, and any other information and documents otherwise necessary for Network's full use, operation and enjoyment of the Assets acquired pursuant to the Asset Purchase Agreement of even date.

                               ARTICLE III.
                               THE SERVICES


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     Value Tel shall provide the Services to Network in a professional and diligent manner, including but not limited to billing, collection, customer service and all of the following specific functions (or specific functions as selected by Network):

     A. Value Tel shall cooperate fully with Network in immediately arranging and coordinating a smooth and orderly transition and conversion, from Value Tel to Network, of the Customer Accounts being purchased as part of the Acquisition and shall execute all documents and take all actions necessary to accomplish same.

     B. At Network's request, Value Tel shall, upon reasonable notice and as available, provide Network with written, printed, electronic transfer, computer disk or tape reports detailing all information related in any way to Value Tel's performance of the Services, including but not limited to ANI's, billings, collections, bad debt, trouble tickets, call records, credit checks, accounts receivable ledgers, supporting documentation with respect to Vendor Costs, CARE reports detailing service cancellations and other LEC information, LOA's and complete copies of customer files.

     C. Value Tel hereby agrees to allow Network, during the term of this Agreement, to utilize, for all purposes related to the servicing of the Customer Accounts, the names "Value Tel", "Discount Network Services, Inc.", "Teletrek" and all other names currently used by Value Tel in the conduct of its business (the "VALUE TEL NAMES"). This covenant shall specifically include, without limitation, the right of Network to instruct Value Tel to "co-brand" all invoices rendered to the Customer Accounts with any or all of the foregoing names and the name "Network Long Distance". Design of such invoices must be approved in writing by Network. Value Tel further agrees to indemnify Network from and against any claims of third parties which result from Value Tel providing Network with the use of the Value Tel Names pursuant to this Paragraph III.C. The foregoing indemnification provision shall not apply to claims resulting from Network's own actions or omissions. The obligations contained in this Paragraph C shall survive termination of this Agreement, including but not limited to Network's right to use the Value Tel Names for as long as is necessary to collect accounts receivable which were generated using the Value Tel Names but which are not paid at the time this Agreement terminates.

     D. Value Tel hereby agrees to allow Network to utilize, for all purposes related to the servicing of the Customer Accounts, all products and service offerings currently provided by Value Tel to its customers.

     E. Value Tel shall, as soon as possible, change the information typically contained on the invoices rendered to the Customer Accounts prior to the Acquisition to any information reasonably requested by Network, including but not limited to information regarding the address and/or lockbox location to which payments should be directed and the 800 numbers to which billing, customer service or other inquiries should be directed. Value Tel shall make Network the "RespOrg" on such 800 numbers.


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     F.   Value Tel shall provide customer service functions to the Customer
Accounts in a professional and diligent manner and shall use its best efforts to maintain customer satisfaction. Value Tel shall further notify Network immediately of any complaints, oral or written, received from any of the Customer Accounts and shall take all reasonable steps necessary to satisfy said complaints.

     G. Value Tel shall provide credit risk analysis functions in accordance with Network's standard credit policies and procedures.

     H. Value Tel shall allow Network to utilize Value Tel's regulatory tariffs to the extent such utilization is necessary for Value Tel to lawfully perform the Services pursuant to this Agreement.

     I. Value Tel shall have the obligation to advise Network of any dispute between Value Tel and any Vendor which affect, or has the potential to affect, the Customer Accounts. In such event, Value Tel agrees to provide Network with an itemized invoice of the Vendor Costs owed to such Vendor and hereby grants Network the right to pay such Vendor Costs directly to the Vendor.

     J. Value Tel shall, during business hours or other reasonable mutually agreed to times, allow access to Network to all documents, computer printouts, computer disks, databases, files, reports, tapes, and any other tangible items related in any way to the Services provided by Value Tel pursuant to this Agreement and shall work in good faith with Network to construct and reconcile, in detail, such items to the mutual satisfaction of the parties.

     K. Value Tel shall assist Network, in any manner reasonably required, to immediately set up a new lockbox arrangement and location or change the ownership of Value Tel's current lockbox over to Network ("Network's Lockbox") for purposes of receiving payments made on Customer Accounts, and Value Tel shall facilitate all actions necessary to provide accounts receivable processing functions with respect to the Customer Accounts, including but not limited to picking up tapes from Vendors, downloading data from said tapes and compiling appropriate billing data for purposes of finalizing and mailing out bills.

     L. Value Tel shall, on a daily basis, provide Network with all data, if available, on all payments on Customer Accounts received in Network's Lockbox, payments to Vendors and other transactions which occurred the previous day, including actual bank/lockbox daily transmittal records.

     M. Value Tel shall, on a daily basis, provide Network with all data on payments on Customer Accounts received by Value Tel in order to properly account for payments


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on Customer Accounts which were sent directly to Value Tel, rather than to
Network's Lockbox, including actual bank/lockbox daily transmittal records.

     N. Value Tel shall cooperate with Network in facilitating an electronic interface between Value Tel and Network for the transfer of all information which Value Tel is obligated to provide pursuant to this Agreement.

     O. Value Tel shall, during business hours or other reasonable mutually agreed to times, allow access to Network for purposes of cross connect testing, need-to-service and facilitating all other service tests.

     P. Value Tel shall, in no event, when rendering invoices to customers with respect to the Customer Accounts, change the return address on envelopes in which invoices are sent, the "send to" address on enclosed remittance envelopes, the "payment" address on the invoices, the address of "Network's Lockbox" or the payee on on the invoices unless requested by Network in writing.

     Q. Value Tel assumes the obligation to provide Network with confirmation of the amount of all Vendor Costs and Value Tel's payment thereof. Upon Network's request, Value Tel shall immediately execute a letter authorizing Network to contact a Vendor directly.

     R. Value Tel shall, at its cost, provide paper, envelopes, ink, postage and all other items, tangible and intangible, necessary to facilitate the billing and invoicing of the Customer Accounts.

     S. Value Tel shall fully document all customer service calls received by Value Tel during the course of fulfilling its obligation to provide same pursuant to this Agreement, including the name of the customer, the time of day and the date.

     T. Value Tel agrees to and acknowledges that Network owns the Customer Accounts pursuant to the Asset Purchase Agreement, and accordingly, Network shall have the primary right, at all times, to collect payments made in connection with any invoices rendered by Value Tel on behalf of Network pursuant to this Agreement.

     U. Value Tel hereby indemnifies and holds Network harmless from and against any claims of third parties, including any Vendors and any customers whose Customer Accounts are being transferred pursuant to the Asset Purchase Agreement, which arise out of or relate to Value Tel's performance of the Services pursuant to this Agreement. The foregoing indemnification provision shall not apply to claims resulting from Network's own actions or omissions.


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     V.   Value Tel shall cooperate fully with Network in providing use, shared use, re-arrangement, move assignment, re-routing, authorization and rights to PIC customers and facilitate access on Value Tel's vendors' CIC's to Network and to grant and facilitate all current or future underlying transport services requested by Network at Network's expense with Network's authorization.

     W. Value Tel shall provide mutually agreeable space and access for systems and Network on-site personnel, as requested by Network, to perform and assist in the transition process. In addition, a mutually agreeable transition coordinator shall be assigned by Value Tel and Network to facilitate a smooth and effective transition and ongoing relationship.

     X. Value Tel will provide monthly information that will allow Network to report current revenues and expenses, aged accounts receivable, meet timely reporting requirements set by governmental and regulatory authorities, and which will allow Network to produce accurate traffic reports from call usage details.

                                ARTICLE IV.
                               PAYMENT TERMS

     A. Network shall compensate Value Tel for the Services in accordance with the payment terms described below and the schedule of fees and charges attached hereto and made a part hereof as ATTACHMENT A. Unless otherwise specified herein, all Services shall be performed and provided by Value Tel, and paid for by Network, in accordance with ATTACHMENT A.

     B. Value Tel shall render invoices to Network for each monthly billing period during the term of this Agreement which invoices shall include: (1) the Vendor Costs incurred by Value Tel on Network's behalf during that period; (2) the fees charged by Value Tel, in accordance with ATTACHMENT A, for the Services provided by Value Tel to the Customer Accounts on Network's behalf during that period; (3) all applicable Federal, State and Local use, excise, sales or privilege taxes, duties or similar fees incurred in connection with the provision of the Services during that period.

     C. Network shall pay Value Tel for invoices rendered by Value Tel within thirty (30) days of receipt of same. However, if a Vendor whose Vendor Costs appear on said invoice requires payment prior to the expiration of said thirty (30) days, Network shall pay Value Tel for said Vendor Costs in accordance with said Vendor's payment terms. Upon mutual written agreement between Network and Value Tel, Network may pay any Vendor Cost directly to the appropriate Vendor.


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     D.   Failure of Network to pay any invoices pursuant to this Article IV will result in the right of Value Tel to terminate this Agreement, and cease any obligations of Value Tel contained herein, upon ten (10) days prior written notice.

                                ARTICLE V.
                              CONFIDENTIALITY

     Each party agrees that all information furnished to it and identified by the other party as being confidential or proprietary information or trade secrets (collectively referred to as "Proprietary Information"), is, and shall continuously remain, the sole and exclusive property of the party furnishing the same (hereinafter referred to as the "Disclosing Party"). Each party shall treat the Proprietary Information and the contents of this Agreement in a confidential manner and, except to the extent necessary in connection with the performance of its obligations under this Agreement, neither party shall directly or indirectly disclose the same to any third party without the written consent of the Disclosing Party, unless required by law to divulge such information to regulatory authorities or unless required in connection with enforcing the Receiving Party's rights hereunder. The obligations contained in this Article V. shall survive termination of this Agreement.

                                ARTICLE VI.
                                  GENERAL

     A. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     B. Nothing contained within this Agreement shall be construed as creating a joint venture or employment relationship between the parties hereto or their employees.

     C. Neither Network nor Value Tel shall have the authority to bind the other, by contract or otherwise, or make representations as to the policies and procedures of the other, except as provided for herein.

                               ARTICLE VII.
                                  WAIVER

     No waiver by any party or any default by any other party in the performance of any provision of this Agreement shall be deemed to be a waiver of, or in any manner release of such party from, performance of any provision in the future; nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of such right or like right accruing to it hereafter.


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                               ARTICLE VIII.
                     AUTHORITY TO ENTER INTO AGREEMENT

     Each party hereto warrants and represents that it has full legal and regulatory authority to enter into this Agreement and to consummate the transactions contemplated hereby and that this Agreement is not in conflict with any other agreement, contract or tariff to which such party is a party or by which it may be bound. Each party hereto further warrants and represents that the individuals executing the Agreement have the full power and authority to bind their respective entities to the terms hereof and have been authorized to do so in accordance with such entities corporate or other organization.

                                ARTICLE IX.
               ARBITRATION, CONSTRUCTION AND INTERPRETATION

     A. This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of Louisiana. Any claims arising out of this Agreement or the performance hereof shall be decided by binding arbitration under the auspices of, and in accordance with the rules of, the American Arbitration Association. Any arbitration hearing held pursuant to the terms of this Article IX shall be held in Baton Rouge and shall be presided over by a panel of three (3) arbitrators.

     B. If any term, covenant, or condition of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term covenant or condition to persons or circumstance other than those to which it is held invalid or unenforceable shall not be affected thereby and each term, covenant or condition of the Agreement shall be valid and be enforced to the fullest extent permitted by law.

                                ARTICLE X.
                                  NOTICES

     Any written notice, demand or request, required or authorized by this Agreement, shall be deemed properly given to or served on Network if mailed by United States Mail, certified, return receipt requested to:

          NETWORK LONG DISTANCE, INC.
          525 Florida Street
          Baton Rouge, Louisiana 70801
          ATTN:  Mike Ross, President

and shall be deemed properly given to or served on Value Tel if mailed by United States


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Mail, return receipt requested to:

          VALUE TEL, INC.
          1841 Centre Point Drive
          Suite 135
          Naperville, Illinois  60563
          Attn: Tim Sledz, President

                                ARTICLE XI.
                             ENTIRE AGREEMENT

     This Agreement, together with its attachments and exhibits, constitutes the entire Agreement with respect to use of the services between the parties hereto and supersedes all prior agreements, proposals, negotiations, representations, discussions, and correspondence, either written or oral, with respect to the subject matter hereof. To the extent, however, that any provision, term, or condition of this Agreement is in conflict with any of the attachments, exhibits, or addendums hereto, said attachments, exhibits, or addendums shall be deemed to supercede this Agreement. No amendments to the Agreement shall be effective unless in writing and signed by both parties hereto.

     IN WITNESS WHEREOF, the parties caused these presents to be executed, acknowledged and delivered in a form and manner proper and sufficient at law, all as of the day and year first above written.

                                     NETWORK LONG DISTANCE, INC.

                                     BY: /s/ MIKE ROSS
                                         ----------------------------------
                                     NAME: MIKE ROSS
                                     TITLE: PRESIDENT

                                     VALUE TEL, INC.

                                     BY: /s/ TIM SLEDZ
                                         ----------------------------------
                                     NAME: TIM SLEDZ
                                     TITLE: PRESIDENT


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                               Attachment A
                       Schedule of Fees and Charges


The fees and charges to be paid to Value Tel by Network shall be equal to Value Tel's actual cost of providing the services specified hereunder but in no event shall said fees and charges exceed three percent (3%) of the Total Net Revenue (as such term is defined in the Asset Purchase of even date). Network shall pay all applicable sales agent commissions relative to the Qualified Customer Accounts (as such term is defined in the Asset Purchase Agreement) but in no event shall said sales agent commissions exceed seven percent (7%) of Total Net Revenue.


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